UNITED STATES

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Life Technologies Corporation
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LIFE TECHNOLOGIES CORPORATION

Annual Meeting of Stockholders

April 26, 2012

Supplemental Information Regarding Proposal 3

Advisory Vote on Executive Compensation

Dear Stockholders of Life Technologies Corporation:

At the Annual Meeting of Stockholders of Life Technologies Corporation (the “Company”) to be held on April 26, 2012, stockholders will cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers (the “say-on-pay” proposal). Proposal 3 in the Company’s 2012 proxy statement includes relevant information regarding this matter. This Supplemental Information is being provided to give you additional information regarding Proposal 3. The Company’s Board of Directors (the “Board”) has recommended that you vote FOR Proposal 3.

At the Company’s 2011 stockholder meeting, 94 percent of votes cast were “FOR” our say-on-pay proposal, and since that meeting the Company has made changes (see section VI) to further improve the link between executive pay and performance. Recently, three proxy advisory firms issued voting recommendations with respect to the say-on-pay proposal. Two of the three independent firms (Glass Lewis & Co. and Egan-Jones Proxy Services) recommended their clients vote “FOR” the Company’s 2012 say-on-pay proposal, while the third firm, ISS Proxy Advisory Services (“ISS”), recommended its clients vote “AGAINST” this proposal. ISS made this recommendation in light of what it describes as a “pay for performance disconnect.” In 2011, their recommendation was “FOR” the Company’s say-on-pay proposal, and our programs have significantly improved since that time.

After careful review of ISS’s rationale for its advice, the Company believes the ISS analysis is incorrect in several areas:

•	The peer group ISS utilized does not accurately reflect comparator companies.

•

The peer group selected by ISS fails to represent the breadth of comparator companies that reflect a) our global business strategy as approved by the Board of Directors and b) the need to attract and retain key talent.

•	If ISS utilized a more representative peer group to conduct the pay for performance analysis, we believe it would have voted “FOR” the Company’s say-on-pay proposal.

•	On an absolute basis, there is a strong correlation between CEO compensation and the returns delivered to the Company’s stockholders.

•	Since its formation in November 2008, the Company’s total stockholder return (“TSR”) has substantially outperformed the market.

•	Recent changes to the Company’s executive compensation programs and governance operating mechanisms are closely aligned with stockholder interests.

•

The ISS analysis is conducted based on the Company’s 2011 year-end stock price, which decreased approximately 30% (from multi-year highs reached in January) during the course of 2011. However, it has since rebounded, rising approximately 25% in the first quarter of 2012.

We urge you to review the information offered in the Company’s 2012 proxy statement and consider the following findings of our analysis in your decision to vote “FOR” Proposal 3.

I.	A STRATEGY BASED ON EXPERIENCE

The Board is committed to developing executive compensation programs that focus senior leadership on maximizing long-term stockholder value. Additionally, the Board recognizes the need to retain vital, key leaders who ultimately drive Company performance. Understanding that stockholders use many different methods to evaluate the effectiveness of executive compensation and its relationship to performance, the Company engaged in dialogue with stockholders in late 2011 and early 2012.

The Company initiated the conversations with stockholders with an explanation of the rationale behind certain compensation actions, with the intent of developing a working partnership regarding compensation matters. The stockholders responded openly and candidly, providing valuable insights and perspectives about how the Company could further strengthen the alignment of pay and performance. This input was taken into consideration in making compensation decisions in February 2012 and in the design of a new long-term incentive plan that became effective on April 2. The Compensation & Organizational Development Committee (the “Committee”) of the Board believes that this valuable stockholder feedback combined with the Committee’s deep knowledge of the Company’s strategies offer the best position from which to make effective compensation decisions that most effectively align with stockholder interests.

II.	A DISCONNECT IN PEER GROUPS MEANS A DISCONNECT IN RESULTS

The group selected by ISS to benchmark compensation and performance is dramatically different than the group utilized by the Committee to guide its 2012 compensation actions. ISS’s peer group of 14 companies included 7 companies that were not contained in the peer group developed by the Committee. In particular, ISS includes Endo Pharmaceuticals, Perrigo Company, and Warner Chilcott, whose businesses are significantly different than Life Technologies. The Committee selected an appropriate peer group of companies based on business strategy, comparable revenue size, market capitalization, revenue growth, industry, global reach, and its view of organizations against which the Company competes for top talent. The Company has a wide portfolio of products and operates in many different markets and segments. The Committee believes that a set of peer group companies broader than that compiled by ISS more accurately reflects its business realities. We strongly disagree with the narrow peer group selected by ISS because it fails to recognize all of the selection factors utilized by the Committee and second-guesses the Committee’s judgment. The Company also utilizes regression analysis to neutralize any differences in company size across our comparator group.

Because the Committee understands the complexities of driving stockholder value and competing for and retaining senior executive talent, it feels that it is in the best position to select a peer group. The Committee worked in conjunction with its external consultant, F. Daniel Siciliano, Faculty Director for the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford Law School, to review and validate companies included in the peer group. As a result, the Committee selected the following companies to guide its 2012 compensation actions:

Abbott Laboratories	Covidien Plc	PerkinElmer Inc.
Agilent Technologies Inc.	DENTSPLY International Inc.	Pfizer Inc.
Alcon Inc.*	Eli Lilly and Co.	Quintiles Transnational Corp.
Allergan Inc.	Forest Laboratories Inc.	Roche Diagnostics
AstraZeneca PLC	Genzyme Corp.*	Sanofi-Aventis
Baxter International Inc.	Gilead Sciences Inc.	Shire PLC
Beckman Coulter Inc.*	Glaxosmithkline PLC	Sigma Aldrich
Biogen Idec	IDEXX Laboratories Inc.	Stryker Corp.
Boehringer Ingelheim	Johnson & Johnson	Takeda Pharmaceuticals
Boston Scientific Corp.	Medicines Company	Thermo Fisher Scientific
Cardinal Health	Medtronic Inc.	Vertex Pharmaceuticals Inc.
CareFusion Corp.	Novartis	VWR International
Celgene Corp.	Novo Nordisk A/S	Watson Pharmaceuticals Inc.
Covance

*	Alcon Inc, Beckman Coulter Inc, and Genzyme Corp were no longer publicly trading at 2011 year-end, and thus were excluded from the analysis.

III.	A DIFFERENT RECOMMENDATION USING THE COMMITTEE PEER GROUPS

The Committee understands and accepts there can be multiple approaches to comparing peer company compensation and performance, and results can vary dramatically and are highly sensitive to the assumptions used (e.g., realized value vs. grant value, target bonus vs. actual bonus, peer group selection, timing of awards and payouts, fiscal year end dates, etc.) in pay for performance analyses.

Had ISS utilized the same peer groups selected by the Committee for either 2011 (as disclosed in the 2012 proxy statement) or 2012 (as disclosed above) for their pay for performance analysis in comparing the Company’s TSR and CEO compensation over the one and three-year periods ending December 31, 2011 (weighted 40% and 60%, respectively), it would have found the following results:

•

Using the 2011 Company Peer Group: The ISS analysis would have shown CEO compensation at the 59th percentile and Company performance (as measured by TSR) at the 54th percentile, clearly within the ISS pay for performance zone:

•

Using the 2012 Company Peer Group: The ISS analysis would have shown CEO compensation at the 49th percentile and Company performance (as measured by TSR) at the 55th percentile, clearly within the ISS pay for performance zone:

•

ISS Recommendation Would Be Different: Based on the foregoing pay for performance results, which indicate a solid alignment between CEO compensation and TSR, we believe ISS would have recommended a vote “FOR” Proposal 3 had it used either of the Company’s peer groups.

The Committee believes that the foregoing analysis using the Company’s 2011 and 2012 peer groups and the resulting percentile differentials are both sound foundations on which to vote “FOR” Proposal 3.

IV.	THE CASE FOR ALIGNMENT BETWEEN COMPENSATION AND PERFORMANCE

The Company believes there is a high degree of alignment between CEO compensation and Company performance, as evidenced by:

•

CEO Compensation Highly Aligned to TSR: As summarized in the chart below, there is a direct correlation between the Company’s stock price and the CEO’s compensation (base salary, bonus payouts, options exercised, vested and unvested RSUs). The bars in the chart represent the CEO’s compensation over the last six fiscal years. The line graph represents the Company’s year-end stock price. This analysis supports a strong correlation between CEO compensation and stock price.

•

No 2012 Base Salary Increase: The CEO received no base salary increase under the Company’s 2012 annual merit increase process as a result of the Company’s performance in 2011 and the Committee’s analysis of the CEO’s base salary relative to peer companies.

•

CEO Bonus Payouts Aligned with Performance: The CEO’s 2011 annual bonus payout from the Company’s Incentive Compensation Plan (“ICP”) was significantly lower than previous years and accurately reflects the Company’s performance in 2011.

Specifically, the CEO’s 2011 ICP payout was:

•	87% of his 2011 annual target bonus opportunity;

•	45% less than his actual 2010 ICP payout; and

•	53% less than his actual 2009 ICP payout.

V.	STRONG ABSOLUTE RETURNS

The Company has delivered exceptional returns to stockholders during the CEO’s tenure relative to any reasonable comparison group.

•	For the period commencing November 21, 2008 (when Mr. Lucier became CEO of the newly-formed Life Technologies following the merger of Invitrogen with Applied BioSystems) and through December 31, 2011:

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A $100 investment would have been worth $175 ($220 if measured through March 30, 2012). A comparable investment in the S&P 500 Index would have been worth $157 ($176 if measured through March 30, 2012).

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This $100 investment would have generated total returns of 75.0%, or 19.7% on an annualized basis (119.6% and 26.4%, respectively, if measured through March 30, 2012). A comparable investment in the S&P 500 Index would have generated total returns of 57.2%, or 15.7% on an annualized basis (76.1% and 18.3%, respectively, if measured through March 30, 2012).

•

Despite relative strength in absolute returns, the Company’s stock has experienced periods of marked volatility. Measured end-to-end, 2011 is a particularly poignant example of such volatility. Stock price varied from multi-year highs in January of 2011 to a point nearly 30% lower by year-end, then up approximately 25% in the first quarter of 2012.

VI.	ADDITIONAL ACTIONS TAKEN TO MORE DIRECTLY ALIGN EXECUTIVES AND STOCKHOLDERS

In addition to the analysis above, the Committee has taken several actions to further the alignment of Company executives with the interests of its stockholders:

•

Shift Toward Increased Performance-based Compensation for 2012: For the past several years, the Committee has generally awarded long-term incentive (“LTI”) compensation to the Company’s executive officers in the form of stock options and time-based vesting restricted stock units (“RSUs”). Beginning with the annual grant in 2012, LTI compensation will be delivered through a combination of:

•

Stock options (25% of the total LTI award value granted to each executive officer), which reward recipients for share prices in excess of the price on the date of grant when the options vest and become exercisable;

•	Time-based vesting RSUs (50% of the total LTI award value granted to each executive officer), which focus on the need to retain key talent in the organization; and

•

Awards under a performance cash plan (25% of the total LTI award value granted to each executive officer), which aligns payout to the achievement of specific return on invested capital (“ROIC”) and revenue growth targets established by the Committee. These two metrics were selected because the Committee believes management should be incentivized to (i) make capital deployment decisions where the ROIC exceeds the Company’s weighted average cost of capital, and (ii) produce consistent revenue growth results. The Committee also believes these two metrics are key drivers of stockholder value.

The Committee considers stock options and the performance cash plan to be “performance-based” LTI vehicles and, as a result, has increased the weight of performance-based LTI to 50% of the total LTI award value in 2012. This change increases the alignment of executive officers with stockholders through the award of stock options, while also holding management accountable for two key financial metrics over the long term. The continued use of time-based restricted stock units allows the Company to balance stockholder alignment with executive retention needs in a highly competitive market for talent.

•	Total Direct Compensation Heavily Weighted Towards Variable Compensation Elements:

•

In 2011 we delivered approximately 73% of the CEO’s target total direct compensation in the form of LTI awards (67% for the named other executive officers), the ultimate value of which is entirely dependent on our long-term success and stockholder return, further linking the interests of the executive officers with those of our stockholders.

•	In 2012, approximately 75% of the CEO’s target total direct compensation will be delivered in the form of LTI awards.

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Stock Ownership Guidelines: We have meaningful stock ownership guidelines covering all executive officers. As of March 1, 2012, all named executive officers either met or were on target to be in compliance with these guidelines.

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Clawback Policy: We have adopted a compensation recovery policy allowing the Committee to seek recovery of compensation from responsible employees in the event of a material financial restatement. We intend to amend this policy to comply with the additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.

•	Tax Gross-up in CIC Agreements: Any new change-in-control agreements approved by the Committee do not contain income tax gross-up provisions.

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Policy on Stock Hedging: Executive officers are prohibited from participating in short sales of the Company’s stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s securities.

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Insider Trading Policy: Our insider trading policy for executive officers and directors prohibits transactions involving “short-swing” profits, short sales and derivatives, including put and call options and forward sales contracts.

THE BEST RESULTS REQUIRE THE BEST LEADERS

The future of the Company is very promising and its leaders are making solid progress against stated strategies. The Company has recently developed and introduced a thoughtful and balanced capital deployment strategy to stockholders, which includes investing in growing the company and returning cash to shareholders. It is making significant progress selling and developing its PGM/Proton next generation sequencing technology, and it is reenergizing its core business units. The realization of the Company’s promise depends on its ability to attract and retain the best leaders in a highly competitive executive talent market.

We feel that we have taken a very careful and balanced approach to the development of our executive compensation programs – programs that we think consider the many factors that affect you as a Life Technologies stockholder. Building on the overwhelming support the Company received for its 2011 say-on-pay proposal and the recent pay for performance enhancements, we encourage you to consider the fundamental issues contained in the ISS methodology, specifically peer group selection and a “point-in-time” measurement period that may not accurately reflect long-term performance, in your voting decision.

We appreciate your time and consideration and ask that you support the Board’s recommendation to vote “FOR” Proposal 3.